Exhibit 99


         VSE Retains Financial Advisor to Pursue Strategic Alternatives

         Alexandria, Virginia, August 14, 2002 - The Board of Directors of
VSE Corporation (Nasdaq: VSEC) announced today that VSE has engaged Quarterdeck Investment Partners, LLP, as financial advisor to assist VSE's Board in pursuing strategic business alternatives, including the potential sale of the business, mergers, or acquisitions, to maximize shareholder value.

         "In view of continued consolidation in the defense industry and the need for greater size and resources to pursue to the business opportunities we target, VSE is considering several strategic alternatives to better position the company," said Don Ervine, VSE Chairman, President and CEO.

         There is no assurance that any alternatives the company may identify will increase shareholder value or that any transactions will be completed.

         VSE is a diversified professional services corporation serving the Departments of Defense, Energy, other U.S. Government agencies, and other government prime contractors. VSE reported unaudited revenues of $65.4 million and net income of $393 thousand ($.18 per share) for the six-month period ended June 30, 2002.

         VSE provides services and products from more than 15 locations across the United States and around the world. Further information about VSE is available at www.vsecorp.com.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recita-tions of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.
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